Exhibit 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports First Quarter Fiscal 2017 Financial Results

~1Q17 Net Sales of $77.9 million

~1Q17 Nutritional Food sales of $74.3 million

Qingdao, China and Rockville, Md. – August 9, 2016 – Synutra International, Inc. (Nasdaq: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced financial results for the first quarter of fiscal 2017 ended June 30, 2016.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, “We reported an increase in our core Nutritional Food segment sales in spite of the negative foreign exchange impact, along with an increase in our milk formula sales volume, when compared with the first quarter of fiscal 2016. In RMB terms, net sales of our milk formula products increased by 4% year-over-year, the first such quarter since the fourth quarter of fiscal 2015. Adding to the sales of this segment was the liquid milk product under our DutchCow brand which we launched in January 2016 and have seen its sales double each month since then. We continued to expand our ThumbMama membership community and develop our ThumbMall e-commerce platform. We also continue to expand our product offerings across a wider range of mom and baby categories.”

Mr. Zhang continued, “Due to the prolonged adjustment period for one particular equipment supplier, we experienced further delays at our French project and now expect the French project to be fully operational in September 2016. The expectation for our 100% French-produced infant formula is to be available for retail sales in China in the third quarter of fiscal 2017. The product quality that will come from our French project and will boost the confidence of our customers and elevate sales. We also remain confident in our ability to capitalize on consolidation opportunities under new Chinese government regulations as a leading infant formula player in China.”

First Quarter Fiscal 2017 Financial Results

Net sales were $77.9 million for the first quarter of fiscal 2017, a decrease of 5.4% from $82.3 million in the first quarter of fiscal 2016. Net sales from the Company’s Nutritional Food segment, which mainly includes branded powdered formula products and liquid milk products, were $74.4 million, or 95.5% of net sales, in the first quarter. This represents an increase of 0.9% from the prior year period’s sales of $73.7 million, or 89.6% of net sales. This increase was mainly attributable to sales of the newly launched ultra-high temperature liquid milk products under the DutchCow brand, and an 8.8% increase in milk formula sales by volume, partially offset by a 10.2% decrease in average selling price, compared to the prior year period. Sales of powdered formula products increased to 5,892 metric tons in the first quarter, compared to 5,414 metric tons in the prior year period. Average selling price was $12,227 per metric ton, compared to $13,618 per metric ton in the prior year period. The decrease in average selling price was mainly due to a negative foreign exchange impact, and the change of product mix from higher priced Super brand infant formula products towards lower priced private label and adult formula products.

Net sales from the Nutritional Supplement segment were $652,000, or 0.8% of net sales, compared to $8.1 million, or 9.8% of net sales, in the prior year period. This segment mainly consists of ingredients such as chondroitin sulfate sold to certain international pharmaceutical companies. The decrease was primarily due to a temporary halt of orders by two major customers of this segment.

Net sales from Other Business, which mainly includes imported whole milk powder and whey protein powder sold to industrial customers, were $2.8 million, or 3.6% of net sales, in the first quarter of fiscal 2017, compared to $546,000, or 0.7% of net sales, in the prior year period. Sales under this segment are opportunistic and fluctuate from quarter to quarter.

Gross profit was $34.0 million in the first quarter of fiscal 2017, compared to $41.9 million in the prior year period. Gross margin for the Nutritional Food segment was 46.8%, a decrease from 55.7% in the prior year period, primarily due to decreased average selling price, higher raw material costs and the newly launched liquid milk products which carried a slightly negative margin due to greater promotional activity during the launch period. Gross margin was 43.6%, a decrease from 50.9% in the prior year period. In addition to the decline in gross margin for the Nutritional Food segment, overall gross margin was negatively impacted by the negative gross margin for Other Business segment and the decreased gross margin for the Nutritional Supplement segment in the first quarter.

Selling and distribution expenses were $11.5 million in the first quarter of fiscal 2017, compared to $12.7 million in the prior year period. The decrease was primarily due to lower employee bonus costs associated with lower sales from high premium products. Advertising and promotional expenses were $7.3 million in the first quarter, compared to $10.3 million in the prior year period, as the Company re-adjusted its advertising and promotion campaign schedule. Selling and distribution, and advertising and promotion expenses combined accounted for 24.1% of sales, compared to 28.0% in the prior year period.

Income from operations was $4.9 million, or 6.2% of sales, in the fiscal first quarter, compared to $12.5 million, or 15.2% of sales, in the prior year period. Included in income from operations was a non-recurring loss on long term purchase contract of $2.8 million related to the delay of the French project. The Company previously agreed to start purchasing raw milk from Sodiaal for its French project beginning January 2016, and had to compensate Sodiaal for the inability to accept raw milk as its project was delayed. The Company now expects its French facility to be fully operational in September 2016.

Net foreign currency exchange loss was $2.4 million in the first quarter of fiscal 2017, compared to a gain of $331,000 in the prior year period. This loss was primarily due to the depreciation of the RMB against the USD and the Euro as one of the Company’s PRC subsidiaries, whose functional currency is RMB, had borrowed significant loans denominated in USD and Euro.

Net loss was $156,000, compared to a net income of $8.0 million in the prior year period. Net income attributable to common stockholders was $43,000 in the first quarter of fiscal year 2017, or nearly zero per basic share, compared to $7.6 million, or $0.13 per basic share, in the prior year period.

Balance Sheet

As of June 30, 2016, the Company had cash and cash equivalents of $79.7 million and restricted cash of $214.3 million, including the current and non-current portions. Net accounts receivable decreased to $18.6 million from $29.9 million as of March 31, 2016. The Company’s inventory position increased to $108.5 million from $98.4 million as of March 31, 2016. Total debt was $535.6 million, including $136.7 million of short-term debt and $70.4 million of long-term debt due within one year, representing an increase of $29.4 million from last quarter. Net debt, which is total debt net of cash and restricted cash, increased to $241.6 million from $197.3 million as of March 31, 2016.

Fiscal 2017 Financial Outlook

As disclosed in the previous quarter, the Company believes that the previously announced revenue and net income forecast for fiscal 2017 will be difficult to achieve, due to a) the delay of its French project impacting the business in the current fiscal year, in terms of both lower sales growth as French project’s stimulation effect will be more limited towards the later part of this year, and increased contract loss; b) the recovery of whole milk prices in the global market turned out to be temporary. Once the French project is operational, the Company will be a net seller, rather than a buyer, of raw milk powder; and c) the depreciation in RMB against USD and EURO accelerated faster than previous forecasts. The Company’s products are denominated in RMB while the bulk majority of its production costs are based in USD or EURO, which negatively impacted the Company’s profitability. The Company now expects total net sales for fiscal year 2017 to be between $500 and $550 million, and net income to be between $15 and 20 million. The Company remains optimistic about its prospects for continued strong growth above the industry average, once its French facility is fully operational. The Company has not factored in additional one-time expenses or the foreign exchange impact into its fiscal 2017 forecast, aside from its fiscal first quarter results.

Conference Call Details

The Company will hold a conference call on Wednesday, August 10, 2016 at 8:00 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (855) 500-8701
China Toll Free:	400-120-0654
Conference ID:	60170695

A webcast and replay of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.

Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of June 30, 2016, this network comprised over 910 independent distributors and over 280 independent sub-distributors who sell Synutra products in approximately 26,500 retail outlets.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations, particularly the progress on the new drying facility project in France; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries and our ability to meet governmental requirements, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:

Synutra International, Inc.

Investor Relations Department

ir@synutra.com or 646-328-2552

Synutra International, Inc.

Consolidated Balance Sheets

Dollars and shares in thousands, except per share data

	June 30, 2016	March 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$79,699	$102,667
Restricted cash	70,612	77,787
Accounts receivable	18,599	29,911
Inventories	108,466	98,360
Due from related parties	2,174	2,486
Receivable from disposal of subsidiaries	1,118	1,161
Deferred tax assets	15,376	15,781
Prepayments and other current assets	37,911	30,675
Investment held at trust	3,140	3,169

Total current assets	337,095	361,997

Property, plant and equipment, net	297,103	294,185
Land use rights, net	8,271	8,541
Intangible assets, net	2,970	2,661
Restricted cash	143,730	128,397
Due from related parties	2,049	2,223
Deferred tax assets	4,343	3,481
Long-term loan receivable	7,540	9,286
Other non-current assets	7,250	6,326

TOTAL ASSETS	$810,351	$817,097

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	$136,719	$95,175
Long-term debt due within one year	70,442	95,504
Accounts payable	62,014	76,862
Income taxes payables	1,812	2,721
Due to related parties	129	132
Advances from customers	19,602	25,186
Other current liabilities	38,151	49,617

Total current liabilities	328,869	345,197

Long-term debt	328,432	315,512
Deferred government subsidies	7,019	7,196
Capital lease obligations	7,101	7,315
Other long-term liabilities	4,823	5,077

Total liabilities	676,244	680,297

Equity:
Common stockholders’ equity:
Common stock, $.0001 par value: 250,000 shares authorized, 57,301 shares issued; 56,691 shares outstanding as of both June 30, 2016 and March 31, 2016	6	6
Additional paid-in capital	134,693	134,693
Accumulated deficit	-14,767	-14,810
Accumulated other comprehensive income	9,999	13,352

Total common stockholders’ equity	129,931	133,241

Noncontrolling interest	4,176	3,559

Total equity	134,107	136,800

TOTAL LIABILITIES AND EQUITY	$810,351	$817,097

Synutra International, Inc.

Consolidated Statements of Operations

Dollars in thousands, except per share data

	Three Months Ended June 30,
	2016	2015

Net sales	$77,865	$82,329
- including sales to related parties	4,819	2,115
Cost of sales	43,887	40,387

Gross profit	33,978	41,942

Selling and distribution expenses	11,499	12,736
Advertising and promotion expenses	7,290	10,286
General and administrative expenses	7,598	6,498
Loss on supply purchase contract	2,833	0
Government subsidies	94	80

Income from operations	4,852	12,502

Interest expense	3,421	4,184
Interest income	1,910	2,346
Foreign currency exchange (loss) gain, net	(2,357)	331
Other expense, net	79	207

Income before income tax expense	905	10,788

Income tax expense	1,061	2,790

Net (loss) income	(156)	7,998

Net income (loss) attributable to the noncontrolling interest	(199)	405

Net income attributable to common stockholders	$43	$7,593

Weighted average common stock outstanding - basic and diluted	56,691	57,301
Earnings per share - basic and diluted	$0.001	$0.13